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                                                                       EXHIBIT 3

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                 ALLERGAN, INC.,
                             A Delaware Corporation

     Allergan, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), through its duly authorized officer and by authority of its Board of Directors, does hereby certify:

     1. In accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware, at a meeting of the Board of Directors of the Corporation held on January 24, 2000, a resolution was duly adopted setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof at the next annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

          "RESOLVED FURTHER, that the officers of the Corporation be, and are hereby authorized and directed to include in the Proxy Statement to be sent to Stockholders in connection with the Annual Meeting of Stockholders a proposal to amend Article 4 of Corporation's Certificate of Incorporation to read in its entirety as follows, which amendment this Board of Directors hereby deems to be advisable and hereby approves:

          "ARTICLE 4: Authorized Capital Stock

               The aggregate number of shares which the Corporation shall have authority to issue is 305,000,000 to be divided into (a) 300,000,000 shares of Common Stock, par value $.01 per share, and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share.

               The Board of Directors is hereby empowered to cause the Preferred Stock to be issued from time to time for such consideration as it may from time to time fix, and to cause such Preferred Stock to be issued in series with such voting powers and such designations, preferences, and relative,


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          participating, optional or other special rights as designated by the
          Board of Directors in the resolutions providing for the issue of such series. Shares of Preferred Stock of any one series shall be identical in all respects."

     2. That thereafter, pursuant to resolution of its Board of Directors, in accordance with Section 242 of the General Corporation Law of the State of Delaware, the Corporation's stockholders approved the foregoing amendment by the necessary number of shares of capital stock of the Corporation, as required by statute and by the Certificate of Incorporation, at the annual meeting of stockholders held April 26, 2000, which was held upon notice in accordance with
Section 222 of the General Corporation Law of the State of Delaware.

     3. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment of Certificate of Incorporation to be signed by Francis R. Tunney, Jr., its duly authorized officer, this 1st day of May, 2000.

                                         ALLERGAN, INC.


                                         By:   /s/ Francis R. Tunney
                                               ---------------------------------
                                               Francis R. Tunney, Jr.
                                               Corporate Vice President -
                                               Administration, General
                                               Counsel and Secretary

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